                                                                   EXHIBIT 99.1

                           APPLIED INNOVATION REPORTS
                      FIRST QUARTER 2005 FINANCIAL RESULTS

               FIRST QUARTER SALES INCREASE 19% OVER PREVIOUS YEAR

AT APPLIED INNOVATION:
Andrew J. Dosch
Vice President and Chief Financial Officer
(614) 798-2000

DUBLIN, OHIO (APRIL 20, 2005) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended March 31, 2005.

Sales for the three months ended March 31, 2005 rose to $6.9 million compared to $5.8 million for the first quarter of 2004. While demand remained solid across all markets in the first quarter of 2005, domestic wireline demand was particularly strong. The Company's net loss was $282,000, or $0.02 per share, for the first quarter of 2005, compared to $1.1 million, or $0.08 per share, for the same period last year. The first quarter of 2005 results were negatively impacted by $925,000 of restructuring charges related to severance and other benefit costs.

The Company generated $1.0 million of cash flow from operations during the quarter and had $26.9 million of cash and investments as of March 31, 2005.

President and CEO William H. Largent said, "We are quite pleased with the results of the first quarter, our third consecutive quarter of sales growth on a year-over-year basis. Sales exceeded our internal plan for the period, gross margins were strong and we continued to contain costs. The results confirm that we have made significant progress in reshaping our business model to deliver operating profit at these sales levels."

Mr. Largent continued, "It is particularly satisfying that the results were driven by contributions across all of our markets. In addition, we achieved a balanced mix of both traditional and new product sales in the quarter. First quarter is historically our weakest sales quarter, due to seasonal customer spending patterns, so we are encouraged by the strong start to the year."

RECENT HIGHLIGHTS
Since the beginning of 2005, the Company:

     o Appointed William H. Largent as President and CEO upon the resignation of founder Gerard B. Moersdorf, Jr. Mr. Moersdorf retained his position as Chairman of the Board of Directors.

     o Received significant follow-on orders for fiber-to-the-premises applications from the Company's two largest wireline customers. AIfirewall(TM) and AIflex(TM) are playing key roles in providing network management and security for next generation networks.

     o Announced enhancements to AIbadger(TM)-RFM, the Company's wireless network performance monitoring product, for CDMA EV-DO networks and the release of AIbadger(TM) XT, the Company's next-generation remote site management product, at CTIA Wireless 2005. These products directly address service quality for broadband wireless networks.

     o Received an initial subcontract for the Company's sensor management unit from one of the U.S. government's leading national laboratories in support of the laboratory's homeland security focused networked sensor program.

     o Had its AIbadger(TM) product added to the cell site "new-build" list for multiple regions by its largest wireless customer, making AIbadger standard equipment for all new cell sites in these regions.

OTHER OPERATING RESULTS
Overall gross profit for the first quarter of 2005 was $4.1 million compared to $3.0 million for the first quarter of 2004. As a percentage of sales, gross profit improved to 59% in 2005 from 51% of 2004.

Gross profit on product sales was $3.4 million or 59% on sales of $5.8 million for the first quarter of 2005. For the same period last year, gross profit was $2.4 million or 53% based on sales of $4.5 million. The increase in gross margin over the prior year period was due to a favorable product mix, reductions in certain fixed manufacturing costs, including personnel, and greater coverage of those fixed costs based on increased sales levels.

Services gross profit for the quarter ended March 31, 2005 was $700,000, or 64% of services sales of $1.1 million. For the first quarter of 2004, services sales of $1.3 million generated gross profit of $600,000, or 46% of services sales. The decrease in services sales was primarily a result of fewer installation projects in the current year quarter. Gross margin rose primarily due to reduced personnel costs resulting from headcount reductions during the past two quarters. In addition, gross margin increased due to higher margin maintenance contracts comprising a slightly larger proportion of total services sales in the first quarter of 2005 as compared to 2004.

Research and development (R&D) expenses were $1.2 million for the first quarter of 2005 compared to $1.4 million for the comparable quarter of 2004. As a percentage of total quarterly sales, this represented 17% in 2005 and 24% in 2004. The reduction in R&D expense is primarily due to headcount reductions during the last two quarters and increased focus on cost containment. The Company continues to invest in product enhancements and developments in response to customer and market opportunities. Quarterly R&D expenses for the remainder of 2005 are expected to be slightly less than those in the first quarter as a result of the headcount reductions as well as lower compliance testing expenses.

Selling, general and administrative (SG&A) expenses decreased to $2.6 million for the first quarter of 2005, or 38% of sales, compared to $3.4 million, or 59% of sales, for the first quarter of 2004. The decrease in SG&A spending is primarily attributable to recent headcount reductions and cost containment measures. Specifically, reductions in travel expenses and other discretionary spending during the quarter contributed to lower SG&A costs. For the remaining quarters in 2005, SG&A expenses are expected to be generally consistent with the first quarter.

As previously reported, the Company enacted two restructuring events during the first quarter of 2005. The Company expects to save approximately $2.5 million on an annual basis as a result of these actions. In January 2005, the Company announced management changes resulting in the election of William H. Largent as President and Chief Executive Officer. Former President and Chief Executive Officer, Gerard B. Moersdorf, Jr. resigned those positions while retaining his position as Chairman of the Board of Directors. At the same time, Michael P. Keegan resigned his position as Executive Vice President and Chief Operating Officer. In February 2005, the Company enacted a restructuring event affecting employees in sales, engineering, operations, services and administration. This action was taken primarily as a cost reduction measure with the intention of improving Company profitability. As a result of both of these actions, the Company incurred restructuring charges of $965,000, consisting of severance and other benefit costs. First quarter 2005 restructuring charges were partially offset by adjustments totaling $40,000 from prior restructuring events.

The Company's effective tax benefit rate was 37% for the first quarter of 2005, comparable to 36% in last year's first quarter.

INDUSTRY AND COMPANY OUTLOOK
Mr. Largent commented, "While we continue to explore our longer range strategic options, we are confident that changes made during the first quarter have provided both a focus and a cost structure to profitably execute the business, while maintaining our commitment to innovation. In our wireline business, we began to see increased order volume associated with our solutions supporting next-generation broadband networks. Our AIfirewall product that provides network security for IP devices in these networks was in particularly strong demand. Our wireless business continued to contribute as well. We announced two new product offerings, AIbadger-RFM for EV-DO networks and AIbadger XT, which we believe will help expand both our application and customer breadth in this market. "

"In the government market, we received initial orders for our sensor management solution, one of which was a strategically important subcontract from a U.S. government national laboratory. While this market is still in the development stage, we are encouraged by the level of interest in our solution by potential customers and partners focused on critical infrastructure protection. Our international efforts also added to our quarterly results as we received orders from customers in both Canada and South Africa. We believe that the market balance and year-over-year sales growth we have shown over the last three quarters will continue into the second quarter as well," concluded Mr. Largent.


ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Dublin, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: significant progress in reshaping our business model to deliver operating profit at these sales levels (paragraph 4); quarterly R&D expenses for the remainder of 2005 and lower compliance testing expenses expected in the remaining quarters of 2005 (paragraph 10); SG&A expenses for the remaining quarters in 2005 (paragraph 11); $2.5 million annual savings expected as a result of the restructuring events enacted during the quarter and the intention of improving Company profitability as a result (paragraph 12); confidence that changes made during the quarter have provided both a focus and a cost structure to profitably execute the business, while maintaining our commitment to innovation and expansion of application and customer breadth in the wireless market provided by two new product offerings (paragraph 14); and the continuation of the market balance and year over year sales growth into the second quarter (paragraph 15). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2005 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                       (Unaudited)
                                                      Mar. 31, 2005       Dec. 31, 2004
                                                      -------------       -------------
Cash and cash equivalents                              $    11,145         $     9,774
Short-term investments                                       6,588               6,922
Accounts receivable, net                                     4,714               4,658
Inventory, net                                               2,497               2,392
Other current assets                                         1,399               1,490
                                                       -----------         -----------
     Current assets                                         26,343              25,236
Property, plant and equipment, net                           6,302               6,541
Investments                                                  9,140               9,002
Goodwill                                                     3,526               3,526
Other assets                                                 3,105               3,093
                                                       -----------         -----------
     Total assets                                      $    48,416         $    47,398
                                                       ===========         ===========

Accounts payable                                               888                 853
Accrued expenses                                             3,370               2,704
Deferred revenue                                             1,331                 901
                                                       -----------         -----------
     Total current liabilities                               5,589               4,458
Stockholders' equity                                        42,827              42,940
                                                       -----------         -----------
     Total liabilities and stockholders' equity        $    48,416         $    47,398
                                                       ===========         ===========



SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                                         Three Months Ended Mar. 31,
                                                          2005                2004
                                                          ----                ----
Sales                                                  $     6,932         $     5,848
Cost of sales                                                2,877               2,890
                                                       -----------         -----------
    Gross profit                                             4,055               2,958
R&D                                                          1,154               1,391
SG&A                                                         2,557               3,424
Restructuring charges                                          925                --
                                                       -----------         -----------
    Loss from operations                                      (581)             (1,857)
Interest and other income, net                                 134                  85
                                                       -----------         -----------
    Loss before taxes                                         (447)             (1,772)
Income tax benefit                                            (165)               (638)
                                                       -----------         -----------
    Net loss                                           $      (282)        $    (1,134)
                                                       ===========         ===========
Diluted EPS                                            $     (0.02)        $     (0.08)
Diluted shares                                          15,146,608          15,060,852


SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                                        Three Months Ended
                                                                             Mar. 31,
                                                                             --------
                                                                       2005             2004
                                                                       ----             ----
Cash flows from operating activities:
    Net loss                                                         $   (282)        $ (1,134)
    Depreciation and amortization                                         212              343
    Other non-cash charges                                                 22               72
    Working capital changes, net                                        1,071            1,669
                                                                     --------         --------
          Net cash provided by operating activities                     1,023              950
                                                                     --------         --------
Cash flows from investing activities:
     Purchases of PP&E                                                   --               (361)
     Changes in investments, net                                          139              263
     Other, net                                                            18               15
                                                                     --------         --------
          Net cash provided by (used in) investing activities             157              (83)
                                                                     --------         --------
Cash flows from financing activities:
     Proceeds from issuance of stock                                      191              112
                                                                     --------         --------
          Net cash provided by financing activities                       191              112
                                                                     --------         --------
Increase in cash and cash equivalents                                   1,371              979

Cash and cash equivalents - beginning of period                         9,774           12,031
                                                                     --------         --------

Cash and cash equivalents - end of period                            $ 11,145         $ 13,010
                                                                     ========         ========
